                                                                     EXHIBIT 2.3

                        SHARE EXCHANGE PURCHASE AGREEMENT

         THIS SHARE EXCHANGE PURCHASE AGREEMENT ("Agreement") is entered into as of this 8th day of November, 2000, by and among ERESOURCE CAPITAL GROUP, INC., a Delaware corporation (hereinafter referred to as "Buyer"), AVENEL VENTURES, INC., a Nevada corporation (hereafter referred to as the "Company") and the individuals listed on the signature pages hereto (each, a "Seller" and collectively, the "Sellers"), being the sole shareholders of the Company

         WHEREAS, Sellers are the owners of record and beneficially own Six Million Seven Hundred Thousand (6,700,000) shares (the "Shares") of the issued and outstanding shares of the Company's common stock par value $.001 per share (the "Common Stock") representing 100% of the capital stock of the Company; and

         WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein.

         NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, and for other good valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                       I.

                         SALE AND PURCHASE OF THE SHARES

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in Section 1.2 below), Sellers agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, the Shares.

         1.2 CLOSING. The purchase shall be consummated at a closing ("Closing") to take place at 9:00 o'clock a.m., at the offices of Buyer's counsel within two (2) weeks after shareholder ratification of Buyer's acquisition of DM Marketing, Inc. ("DMM"), a Delaware corporation (the "Closing Date"); unless another time, place or date are otherwise agreed to in writing by Buyer and the Company.

         1.3 PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares shall be Six Million Seven Hundred Thousand (6,700,000) shares of Common Stock of the Buyer ("Buyer's Shares"). The purchase price shall be paid at Closing, by issuance and delivery of Buyer's Shares to Sellers, with each Seller receiving the number of Buyer's Shares set forth opposite each Seller's name on
Schedule 2.1(a) of the Disclosure Letter entered into between Buyer and the Company and delivered herewith (the "Disclosure Letter"), against receipt of certificates representing the Shares, if any, duly endorsed for transfer to Buyer.

         1.4 OTHER AGREEMENTS. At the Closing, the indicated parties shall execute and deliver the following additional agreements:


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                  (a)      Stock certificates representing all of the Shares, if
         any, duly endorsed to Buyer and in blank or assignments separate from the certificates, transferring the Shares from Sellers to Buyer; and

                  (b) Investment Representation Letter to the Buyer from Sellers, substantially in the form attached hereto as Exhibit 1.4.

         1.5 BASIC AGREEMENTS AND TRANSACTION DEFINED. This Agreement, the Disclosure Letter, and the other agreements listed in Section 1.4, are sometimes referred to as the "Basic Agreement". The transactions contemplated by the Basic Agreement are sometimes referred to as the "Transactions".

         1.6 ASSIGNMENT OF LST TRANSACTION. The Company has been negotiating for the acquisition of LST, Inc., a Delaware corporation in the business of home networking technology ("LST"). As further consideration for the Purchase Price, the Company hereby sells, transfers and assigns to Buyer all of the Company's negotiating rights and interest in LST, including in connection with any proposed term sheet, and agrees to recommend to LST that it consider being acquired by Buyer in lieu of the Company.

         1.7 EMPLOYMENT AGREEMENTS. Simultaneously herewith, and effective as of the date hereof, Michael Pruitt and Melinda Morris Zanoni must each enter into and deliver employment agreements with the Buyer, substantially in the forms attached hereto as Exhibit 1.7.

                                      II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY. Sellers represent and warrant to Buyer as follows:

                  (a) TITLE TO THE SHARES. At Closing, Sellers shall own of record and beneficially the number of the Shares of the Company listed on Schedule 2.1(a) of the Disclosure Letter, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares, except for the Company. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

                  (b) ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.


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                  (c)      AUTHORIZED CAPITALIZATION. The authorized
         capitalization of the Company consists of 100,000,000 shares of Common Stock, $.001 par value per share, of which 6,700,000 shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws. The Company does not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any shares of its capital stock, whether authorized or not. The Company is not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the Company's income, profits or assets, or obligating the Company to distribute any portion of its income, profits or assets.

                  (d) AUTHORITY. Sellers have full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Sellers, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Sellers, nor the consummation and performance of the transactions contemplated thereby, (i) conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Sellers or the Company is a party or by which Sellers or the Company or any of their respective properties or assets are bound or affected, or (ii) will result in the imposition of any claim, lien, encumbrance or restriction of any kind upon the assets of the Company.

                  (e) COMPANY FINANCIAL STATEMENTS. The financial statements of the Company delivered to Buyer (the "Company Financial Statements") are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Company as of September 30, 2000 and, except as disclosed to Buyer, there have been no material changes thereafter.

                  (f) NO UNDISCLOSED LIABILITIES. Except as set forth in the Company Financial Statements and as set forth on Schedule 2.1(f) of the Disclosure Letter, the Company is not aware of any material liabilities for which the Company or its subsidiary is currently is liable or will become liable in the future.

                  (g) COMPLIANCE WITH LAWS. To the Company's knowledge, neither the Company nor its subsidiary is in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

                  (h) NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or, to the Company's knowledge, threatened against the Company


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         or its subsidiary, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Company, its subsidiary or any of their assets.

                  (i) DISCLOSURE. All statements of Sellers contained in the Basic Agreements and in the Disclosure Letter by or on behalf of the Company or Sellers to Buyer are true, and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Sellers which could have a material adverse affect upon the business, financial condition, results of operations, assets or liabilities of the Company, which have not been disclosed to Buyer in the Basic Agreements.

                  (j) MATERIAL CONTRACTS. Each of the Company and its subsidiary has in all material respects performed all of its obligations required to be performed by it through the date hereof, and is not in default or alleged to be in default in any material respect, under any contract and to the Company's knowledge, there exists no event, condition or occurrence which, after notice or lapse of time or both, which constitutes such a default.

                  (k) TAXES. Each of the Company and its subsidiary has timely filed all federal, state, local and foreign tax returns and tax reports required to be filed with the appropriate governmental agency in all jurisdictions in which such returns and reports are required to be filed, excepting only those taxes which will not be due until after the Closing. All such returns and reports are true, correct and complete, and all amounts shown as owing on them have been paid, including all interest, penalties, deficiencies and assessments heretofore levied or assessed against the Company or its subsidiary. There is no agreement for extension of time of payment of any taxes of the Company or its subsidiary. There is no examination or audit pending or threatened by the Internal Revenue Service or by any state or local taxing authority with respect to tax matters of the Company or its subsidiary.

         2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

                  (a) ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Buyer consists solely of One Hundred Million (100,000,000) shares of Common Stock $.04 par value per share, of which 50,888,654 shares have been issued and are outstanding as of October 19, 2000. Except as set forth on Schedule 2.2(b) of the Disclosure Letter, there


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         are no outstanding subscriptions, options, warrants, calls, rights
         (including preemptive rights) or agreements for the purchase or acquisition from the Buyer of any shares of its capital stock or any securities exchangeable for or convertible into such equity securities. At Closing, all issued and outstanding stock of Buyer, including the Buyer's Shares, will have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Buyer in compliance with all applicable state and federal laws. Sellers will receive all right, title and interest to the Buyer's Shares free and clear of all liens, pledges, mortgages, security interests and claims whatsoever, except restrictions imposed by state and federal securities laws.

                  (c) AUTHORITY. Buyer has full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Buyer, nor the consummation and performance of the Transactions contemplated thereby, (i) conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected, or (ii) will result in the imposition of any claim, lien, encumbrance or restriction of any kind upon the assets of Buyer.

                  (d) NO UNDISCLOSED LIABILITIES. Except as set forth in Buyer's financial statements previously delivered to Sellers, and as set forth on Schedule 2.2(d) of the Disclosure Letter or as otherwise disclosed in Buyer's filings with the Securities and Exchange Commission, Buyer is not aware of any material liabilities for which the Buyer or its subsidiaries is liable or will become liable in the future.

                  (e) INVESTMENT INTENT. Buyer is acquiring the Shares of its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof and Buyer has no present intention of selling, granting participation in, or otherwise distributing the same. Buyer understands the specific risks related to an investment in the Shares, especially as it relates to the financial performance of the Company.

                  (f) COMPLIANCE WITH LAWS. To Buyer's knowledge, neither Buyer nor any of its subsidiaries is in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

                  (g) NO LITIGATION. Except as set forth on Schedule 2.2(g) of the Disclosure Letter, there are no actions, suits, claims, complaints or proceedings pending or, to Buyer's knowledge, threatened against Buyer or any of its subsidiaries, at law or in equity, or before or by any governmental department, commission, court, board, bureau,


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         agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to Buyer, any of its subsidiaries or any of their assets.

                  (h) DISCLOSURE. All statements of Buyer contained in the Basic Agreements and in the Disclosure Letter by or on behalf of Buyer are true, and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Buyer which could have a material adverse affect upon the business, financial condition, results of operations, assets or liabilities of Buyer, which have not been disclosed in the Basic Agreements.

                  (i) MATERIAL CONTRACTS. Buyer and each of its subsidiaries has in all material respects performed all of its obligations required to be performed by it through the date hereof, and is not in default or alleged to be in default in any material respect, under any contract and, to the Buyer's knowledge, there exists no event, condition or occurrence which, after notice or lapse of time or both, which constitutes such a default.

                  (j) SEC FILINGS. Buyer has filed all reports, schedules, forms, statements and other documents with the SEC pursuant to applicable state and federal securities laws through the date hereof (the "SEC Documents") and the SEC Documents constitute all documents requires to have been filed by Buyer pursuant to such laws.

                  (k) TAXES. Except as set forth in Schedule 2.2(k) of the Disclosure Letter, Buyer and each of its subsidiaries has timely filed all federal, state, local and foreign tax returns and tax reports required to be filed with the appropriate governmental agency in all jurisdictions in which such returns and reports are required to be filed, excepting only those taxes which will not be due until after the Closing. All such returns and reports are true, correct and complete, and all amounts shown as owing on them have been paid, including all interest, penalties, deficiencies and assessments heretofore levied or assessed against Buyer or any of its subsidiaries. There is no agreement for extension of time of payment of any taxes of Buyer or any of its subsidiaries. There is no examination or audit pending or threatened by the Internal Revenue Service or by any state or local taxing authority with respect to tax matters of Buyer or any of its subsidiaries.

                  (l) REAL PROPERTY. All of the real property owned by Buyer or its subsidiaries is listed on Schedule 2.2(l) of the Disclosure Letter. Buyer's and its subsidiaries' use and occupancy of such property is in material compliance with all regulations, codes, ordinances and statutes, including, without limitation, all environmental protection laws and regulations, occupational safety and health regulations.

                  (m) INSURANCE. Buyer maintains insurance policies covering the assets, business, equipment, properties, employees, officers and directors of Buyer and its subsidiaries which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Buyer and its subsidiaries. There is no material


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         claim by Buyer or any of its subsidiaries pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

                                      III.

                                    COVENANTS

         3.1 COVENANTS. Sellers, on behalf of the Company and its subsidiary, and Buyer, on behalf of itself and each of its subsidiaries, each covenant and agree to, from the date hereof to the Closing without the prior written consent of the other:

                  (a) ORDINARY COURSE OF BUSINESS. Operate its business only in the ordinary course and use its best efforts to preserve its business, properties, assets, organization, goodwill and relationships with persons with whom it has business dealings.

                  (b) COMPENSATION. Not (i) enter into or alter any employment agreements, (ii) grant any severance or increase in compensation other than normal merit increases consistent with its general prevailing practices to any officer or employee, (iii) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit, or (iv) adopt or amend any employee stock option plan.

                  (c) NO INDEBTEDNESS. Not create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business.

                  (d) MAINTAIN BOOKS. Maintain its books, accounts and records in the usual, regular and ordinary business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                  (e) NO AMENDMENTS. (i) Not amend its corporate charter or bylaws (or similar documents) or material contracts, and (ii) maintain its corporate existence, licenses, permits, powers and rights in full force and effect.

                  (f) TAXES AND ACCOUNTING MATTERS. (i) File when due all federal, state and local tax returns and reports which shall be accurate and complete, including, but not limited to, income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which are being contested in good faith by appropriate proceedings, and (ii) not change its accounting methods or practices or any depreciation, amortization or inventory valuation policies or practices.

                  (g)      NO SECURITIES ISSUANCES OR CHANGES/NO DISTRIBUTIONS.
         (i) Not issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities (except in the case of Buyer for the transactions


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         contemplated herein), (ii) not accelerate or amend the period of exercisability of options or restricted stock or reprice any options or warrants or authorize cash payments in exchange for any options or warrants, and (iii) not declare or pay any dividends on or make any other distributions in any form in respect of capital stock, or split, combine or reclassify any capital stock.

                  (h) DUE COMPLIANCE. Comply in all material respects with all laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

                  (i) CONSENTS. Use its best efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by the Basic Agreements.

                  (j) AGREEMENTS. Agree to take any of the actions described in subsections (a)-(i) above.

         3.2      APPLICATIONS.

                  (a) Buyer shall use its best efforts to cause the Buyer's Shares to be issued pursuant to this Agreement to be listed for trading on the American Stock Exchange no later than Closing.

                  (b) Buyer shall use its best efforts to cause the issuance of the Buyer's Shares to be exempt from registration under applicable federal and state securities laws and shall take all reasonable steps as may be necessary to comply with such laws.

         3.3 MANAGEMENT OF THE COMPANY. The Company and the Sellers hereby acknowledge and agree that Buyer shall manage the Company from the date hereof through the Closing and agree to take all reasonable and necessary action as requested by Buyer in order to facilitate such management. The Sellers hereby agree to vote their securities to elect Arthur G. Weiss, Chairman of the Board of Buyer, to the Company's Board of Directors as soon as reasonably practicable.

                                      IV.

                           CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLERS TO CLOSE

         The obligation of Sellers to close the Transactions is subject to the fulfillment prior to Closing of each of the following conditions, which may be waived in whole or in part by Sellers:

         4.1 PAYMENTS. Sellers shall have received from Buyer the Buyer's Shares to be issued at the Closing by Buyer.

         4.2 AMERICAN STOCK EXCHANGE. Buyer's Common Stock shall be listed and trading on the American Stock Exchange and shall not be subject to any trading halt, suspension or pending de-listing procedures.


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                                       V.

                       MODIFICATION, WAIVERS, TERMINATION
                               AND PRESS RELEASES

         5.1 MODIFICATION. Buyer and the Company may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

         5.2 WAIVERS. Buyer and the Company may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

         5.3 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

                  (a) By the mutual written consent of Sellers and Buyer;

                  (b) By Sellers, if conditions precedent set forth in Article IV shall not have been satisfied in all material respects on or before the Closing Date (as the same may be extended from time to time).

         Termination shall be effective on the date of receipt of written notice specifying the reasons therefore. Termination shall not relieve any party from liability for any willful breach of this Agreement.

         5.4 PRESS RELEASES/FILINGS. Buyer and the Company will use their best efforts to consult with each other and agree before issuing any press release or otherwise making any public disclosure with respect to the Transactions contemplated hereby. Buyer shall file this Agreement with the SEC on Form 8-K as soon as practicable after the Closing and, in any event, within fifteen (15) business days after the Closing.

                                      VI.

                                  MISCELLANEOUS

         6.1 SURVIVAL. Except for the provisions of Section 5.4 and Article VI which shall survive the Closing or termination hereof, this Agreement, including the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement, shall terminate as of the Closing. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

         6.2 BINDING EFFECT OF THE BASIC AGREEMENTS. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Nothing in the Basic Agreements,


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expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives, successors and assigns.

         6.3 APPLICABLE LAW. The Basic Agreements are made pursuant to, and will be construed under, the laws of the State of Delaware.

         6.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, sent via facsimile transmission (receipt confirmed), or three (3) business days after it is deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, to:

                  (a)      If to Sellers or to the Company, to:

                           c/o Avenel Ventures, Inc.
                           5935 Carnegie Boulevard
                           Suite 101
                           Charlotte, NC 28209
                           Facsimile (704) 553-7136
                           Attn: Melinda Morris Zanoni, Esq.

                  (b)      If to Buyer, to:

                           eResource Capital Group, Inc.
                           3343 Peachtree Road, N.E.
                           Suite 130
                           Atlanta, GA 30326
                           Facsimile:  (404) 760-2571
                           Arthur G. Weiss, Chairman


         These addresses may be changed from time to time by like written notice to the other party.

         6.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         6.6 COUNTERPARTS. This Agreement may be executed in counterparts (whether by facsimile or otherwise), each of which will be deemed an original and all of which together will constitute one instrument.

         6.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.


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         6.8      FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of any subsequent default or breach.

         6.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

         6.10 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

         6.11 INTEGRATION. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of Sellers and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first written above.

                                       "BUYER"

                                       ERESOURCE CAPITAL GROUP, INC.



                                       BY:
                                          -------------------------------------
                                          ARTHUR G. WEISS
                                          ITS: CHAIRMAN OF THE BOARD

                                       "COMPANY"

                                       AVENEL VENTURES, INC.



                                       BY:
                                          -------------------------------------
                                          MELINDA MORRIS ZANONI
                                          ITS:  EXECUTIVE VICE PRESIDENT


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

         The undersigned shareholders of Avenel Ventures, Inc. hereby agree to and join that certain Share Exchange Purchase Agreement as of the date first written above.

"SELLERS"



------------------------------------       ------------------------------------
Michael D. Pruitt                          David Crescenzo



------------------------------------       ------------------------------------
Melinda Morris Zanoni                      Joel A. Freeman



------------------------------------       ------------------------------------
Georgi Dienst                              William I. Kissinger



------------------------------------       ------------------------------------
Steve Zink                                 Steven J. Murfin



------------------------------------       ------------------------------------
Joseph W. Veight                           William R. Shaw



------------------------------------       LOGISOFT CORP.
Pamela B. Ellisberg


                                           By:
                                              ---------------------------------
------------------------------------          Print Name:
Bruce M. Goldfarb                                        ----------------------
                                              Its:
                                                  -----------------------------

------------------------------------       BRINK ENTERPRISES, INC.
Frances Leslie


                                           By:
                                              ---------------------------------
------------------------------------          Print Name:
Richard Reckenbeil                                       ----------------------
                                              Its:
                                                  -----------------------------


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